EXHIBIT 99.1

For Information, contact:

Craig Dynes

Chief Financial Officer

617-866-6020

CDynes@pega.com

Pegasystems Announces Record Revenue of $51.1 million for Second

Quarter and $99.6 million for First Six Months of 2008

Revenue for First Six Months Increased 36% Compared to 2007

CAMBRIDGE, Mass. – August 7, 2008 – Pegasystems Inc. (NASDAQ: PEGA), the leader in Business Process Management (BPM) software, today announced financial results for the second quarter and six months ended June 30, 2008. Total revenue for the second quarter of 2008 was $51.1 million, an increase of 43%, compared to $35.7 million for the second quarter of 2007. Net income for the second quarter of 2008 was $2.9 million, compared to $0.6 million for the second quarter of 2007. The Company generated $16.5 million and $30.5 million in cash flow from operations in the second quarter and six months ended June 30, 2008, respectively, and ended the quarter with $176.8 million in cash and short-term investments.

The following table presents selected financial information for the second quarter and six months ended June 30, 2008 and 2007:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In thousands, except per share amounts)
Software license	$15,819	$10,344	$33,304	$22,428
Maintenance	10,083	7,380	18,982	14,401
Professional services	25,217	17,939	47,311	36,323

Total Revenue	$51,119	$35,663	$99,597	$73,152
Gross Profit	$30,346	$21,343	$59,272	$43,268
Income (Loss) from Operations	$2,584	$(939)	$4,750	$(1,183)
Net income	$2,852	$647	$5,796	$1,667

Earnings per Share, Basic	$0.08	$0.02	$0.16	$0.05

Earnings per Share, Diluted	$0.08	$0.02	$0.15	$0.04

Business Perspective

“The business agility delivered by our unique Build for Change® technology and solution frameworks continues to drive our growth. Customers affirm that Pega technology creates process backbones that span organizational silos, eliminating manual handoffs and automating non-value added work. Results include increased revenue, improved customer experiences, cost-saving automation, reduced operational risk and improved compliance,” said Alan Trefler, Pegasystems’ chairman and CEO.

“Customer wins in the quarter included a large telecommunications company and multiple successes in both the Financial Services and Insurance industries. We had a record 19 systems go live in Q2, powered by our customer enablement philosophy, which teams client business and IT staff with our growing partner ecosystem to deliver iterative benefit and continuous improvement of business operations.”

“Our Q2 announcements included the release of our Internet Application Composer that facilitates multi-channel process automation and injects agile business change into preexisting customer web environments. We also deepened our Insurance Industry offerings with enhanced Customer Process Manager and Claims Servicing Backbone frameworks that improve customer experiences and reduce operational costs. Our products continue to receive strong reviews from industry experts, most recently a key CRM excellence award from Customer Interaction Solutions magazine,” concluded Mr. Trefler.

Craig Dynes, Pegasystems’ CFO, added, “We remain concerned about the uncertainties associated with the current economic times and the impact on corporate buying behaviors. To date, the value proposition of our technology is driving our growth in revenue, gross profit and net income. In addition to achieving a new record in quarterly revenue, we generated $16.5 million in cash flow from operations in the quarter and $30.5 million year-to-date.”

Messrs. Trefler and Dynes will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on August 8, 2008. Dial-in information is as follows: (877) 604-9671 (domestic) or (719) 325-4870 (international).

To listen to the Webcast log onto www.pega.com at least 5 minutes prior to the event’s broadcast and click on the Webcast icon in the Investor Relations section. A replay of the call will also be available on www.pega.com in the Investor Relations section Audio Archives link.

Forward-Looking Statements

Certain statements contained in this press release may be construed as "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “project,” “expect,” “plan,” “intend,” “believe,” “estimate,” “target,” “forecasting,” “could” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include, without limitation, variation in demand and the difficulty in predicting the completion of product acceptance and other factors affecting the timing of our license revenue recognition, the level of term license renewals, our ability to develop new products and evolve existing ones, the impact on our business of the recent credit market turmoil and of the ongoing consolidation in the financial services and healthcare markets, our ability to attract and retain key personnel, reliance on key third party relationships and management of the Company's growth. Further information regarding these and other factors which could cause the Company's actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 and other recent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company's views as of August 7, 2008. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company's view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company's view as of any date subsequent to August 7, 2008.

About Pegasystems

Pegasystems (NASDAQ: PEGA), the leader in Business Process Management, provides software to drive revenue growth, productivity and agility for the world's most sophisticated organizations. Customers use our award-winning SmartBPM® suite to improve customer service, reach new markets and boost operational effectiveness.

Our patented SmartBPM technology makes enterprise applications easy to build and change by directly capturing business objectives and eliminating manual programming. SmartBPM unifies business rules and processes into composite applications that leverage existing systems — empowering businesspeople and IT staff to Build for Change®, deliver value quickly and outperform their competitors.

Pegasystems’ suite is complemented by best-practice frameworks designed for leaders in financial services, insurance, healthcare, government, life sciences, communications, manufacturing and other industries.

Headquartered in Cambridge, MA, Pegasystems has offices in North America, Europe and Asia. Visit us at www.pega.com.

All trademarks are the property of their respective owners.

Pegasystems Inc.

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Revenue:
Software license	$15,819	$10,344	$33,304	$22,428
Maintenance	10,083	7,380	18,982	14,401
Professional services	25,217	17,939	47,311	36,323

Total Revenue	51,119	35,663	99,597	73,152

Cost of revenue:
Cost of software license	34	—	34	—
Cost of maintenance	1,320	1,152	2,552	2,297
Cost of professional services	19,419	13,168	37,739	27,587

Total cost of revenue (1)	20,773	14,320	40,325	29,884

Gross Profit	30,346	21,343	59,272	43,268

Operating expenses:
Selling and marketing (1)	14,657	11,647	29,338	23,416
Research and development (1)	7,874	6,380	14,896	12,565
General and administrative (1)	5,231	4,255	10,288	8,470

Total operating expenses	27,762	22,282	54,522	44,451

Income (loss) from operations	2,584	(939)	4,750	(1,183)
Installment receivable interest income	78	282	153	558
Other interest income, net	1,298	1,639	2,953	3,184
Other income, net	69	98	350	78

Income before provision for income taxes	4,029	1,080	8,206	2,637
Provision for income taxes	1,177	433	2,410	970

Net income	$2,852	$647	$5,796	$1,667

Earnings per share, basic	$0.08	$0.02	$0.16	$0.05

Earnings per share, diluted	$0.08	$0.02	$0.15	$0.04

Weighted-average number of common shares outstanding, basic	36,264	35,670	36,144	35,510
Weighted-average number of common shares outstanding, diluted	37,801	38,017	37,448	37,822
Dividends per share	$0.03	$0.03	$0.06	$0.06

(1) Includes stock-based compensation as follows:

Cost of revenue	$261	$107	$465	$269
Selling and marketing	$208	$108	$368	$210
Research and development	$154	$30	$239	$71
General and administrative	$497	$55	$651	$146

Pegasystems Inc.

Unaudited Condensed Consolidated Balance Sheets

	As of June 30, 2008	As of December 31, 2007
	(in thousands)
Current Assets:
Cash and cash equivalents	$29,386	$26,710
Short-term investments	147,457	123,271

Total cash, cash equivalents and short-term investments	176,843	149,981
Trade accounts receivable, net	31,505	45,922
Short-term license installments	9,762	19,183
Other current assets	8,016	7,240

Total current assets	226,126	222,326
Long-term license installments, net	7,011	8,267
Property and equipment, net	4,143	4,182
Long-term deferred income taxes and other assets	8,260	6,599
Goodwill	2,141	1,933

Total assets	$247,681	$243,307

Current liabilities:
Accounts payable	$1,227	$5,670
Accrued expenses	9,406	10,405
Accrued compensation and related expenses	10,655	13,526
Deferred revenue	40,262	33,178

Total current liabilities	61,550	62,779
Income taxes payable	5,597	5,185
Other long-term liabilities	2,243	2,399

Total liabilities	69,390	70,363
Stockholders’ equity:	178,291	172,944

Total liabilities and stockholders’ equity	$247,681	$243,307

Pegasystems Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2008	2007
	(in thousands)
Cash flows from operating activities:
Net income	$5,796	$1,667
Adjustments to reconcile net income to cash flows provided by operating activities:
Excess tax benefits from stock options and deferred income taxes	(2,561)	(372)
Depreciation and amortization, and other non-cash items	1,429	1,192
Stock-based compensation expense	1,723	696
Change in operating assets and liabilities, and other, net	24,080	8,136

Cash flows provided by operating activities	30,467	11,319

Cash flows used in investing activities	(26,881)	(27,084)

Cash flows (used in) provided by financing activities	(1,033)	4,185

Effect of exchange rate on cash and cash equivalents	123	303

Net increase (decrease) in cash and cash equivalents	2,676	(11,277)
Cash and cash equivalents, beginning of period	26,710	26,008

Cash and cash equivalents, end of period	$29,386	$14,731

Pegasystems Inc.

2007—Expanded captions (unaudited)

(in thousands)

	Q1		Q2		Q3		Q4		YTD
	As Reported	Expanded	As Reported	Expanded	As Reported	Expanded	As Reported	Expanded	As Reported	Expanded
Revenue:
Software license	$12,084	$12,084	$10,344	$10,344	$13,737	$13,737	$14,919	$14,919	$51,084	$51,084
Maintenance		7,021		7,380		7,760		9,035		31,196
Professional services		18,384		17,939		20,544		22,802		79,669
Services	25,405		25,319		28,304		31,837		110,865

Total Revenue	37,489	37,489	35,663	35,663	42,041	42,041	46,756	46,756	161,949	161,949
Cost of revenue:
Cost of software license	—	—	—	—	—	—	—	—	—	—
Cost of maintenance	—	1,145	—	1,152	—	1,204	—	1,290	—	4,791
Cost of professional services	—	14,419	—	13,168	—	14,517	—	18,307	—	60,411
Cost of services	15,564	—	14,320	—	15,721	—	19,597	—	65,202	—

Total Cost of revenue	15,564	15,564	14,320	14,320	15,721	15,721	19,597	19,597	65,202	65,202

Gross Profit	$21,925	$21,925	$21,343	$21,343	$26,320	$26,320	$27,159	$27,159	$96,747	$96,747

As of January 1, 2008, the Company expanded the presentation of the services revenue and the associated cost of services lines in the condensed consolidated statements of income to separately disclose the amounts related to maintenance and professional services. Maintenance revenue is a significant portion of the Company’s total revenue and is directly attributable to its installed base of software licenses. Professional services revenue includes revenue from consulting services and training. The Company believes separate disclosure of the maintenance revenue and the associated direct costs is meaningful to investors and provides an important measure of the Company’s business performance. Previously reported amounts have been expanded to conform to the current year presentation and have no impact on previously reported total revenue, total cost of revenue or net income.